Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                         Contact:     Heather Browne

October 26, 2009                                                                                                            Director, Communications
                                                                                                                                     713-753-3775
                                                                                                                                     heather.browne@kbr.com

                                                                                                                                     Rob Kukla, Jr.
                                                                                                                                     Director, Investor Relations
                                                                                                                                     713-753-5082
                                                                                                                                     investors@kbr.com

KBR Announces New Chief Financial Officer

HOUSTON -- KBR (NYSE:KBR) today announced that Susan Carter has been appointed the company’s Senior Vice President and Chief Financial Officer. Carter’s appointment is effective October 29, 2009, coincident with the retirement of Kevin DeNicola.

Carter was previously the Executive Vice President and Chief Financial Officer for five years at Richardson Texas-based Lennox International, Inc. Before joining Lennox, Carter served as Vice President, Finance and Chief Accounting Officer at Cummins, Inc. based in Columbus, Indiana. She also spent time at Honeywell where she was involved in the financial management of several businesses including operations with defense content. Carter brings 28 years of financial and accounting experience to her role at KBR.

Carter holds an M.B.A from Northern Illinois University and a B.S. in Accounting from Indiana University. She is a CPA and a former member of the Board of Directors for Lyondell Chemical Company.

“Sue’s experience and business background are well-suited for KBR’s financial operations. I am confident that under her leadership KBR will continue to improve its operating and financial efficiency, reduce costs and create tangible shareholder value, building on the successes achieved by Kevin and his team over the past year,” said William P. Utt, KBR Chairman, President and CEO. “As Kevin heads into retirement as a public company CFO, I want to recognize him for his contributions to improving the transparency of KBR’s financial reporting, strengthening cash flow management and reducing our overall cost structure. I am appreciative of Kevin’s time at KBR and wish him well as he embarks on new life endeavors.”

“I am pleased to become part of the KBR team and look forward to building upon the company’s efforts to create shareholder value and deliver financial success of KBR,” said Carter.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power and industrial markets. For more information, visit www.kbr.com.